        Exhibit 10.34

AWARD CERTIFICATE
PERFORMANCE CASH UNIT AWARD
(____-____ Performance Period)

Award Date:    ____

Performance Period: ____ through ____

Performance Matrix:

[As determined per award]

Total Shareholder Return (“TSR”) Adjustment Matrix:

[As determined per award]

PERFORMANCE CASH UNIT AWARD CERTIFICATE
(___-___ Performance Period)

This Performance Cash Unit Plan award (the “PCU Award”) is subject to the terms and conditions set forth in this Certificate, the Ameriprise Financial 2005 Incentive Compensation Plan, as amended and restated (the “Plan”), the Ameriprise Financial Long-Term Incentive Award Program Guide (the “LTIA Guide”), including the Detrimental Conduct Provisions attached thereto, and the Ameriprise Financial Performance Cash Unit Plan Supplement to the Long-Term Incentive Award Program Guide (the “Supplement”). Copies of the Plan, the LTIA Guide and the Supplement are available on Inside.

The PCU Award provides for a cash payment to you no later than ___ of 0% to 150% of the Award Value (at Target) as shown in Shareworks, as adjusted by the performance of Ameriprise Financial and the application of the Performance Matrix and TSR Adjustment Matrix above. The maximum that the TSR Adjustment Matrix can add to or subtract from the results of the Performance Matrix is 25 percentage points, and the PCU Payout cannot exceed the maximum of 175% of the Award Value (at Target) as shown in Shareworks. For the Performance Matrix, the payout percentage will be interpolated for performance that falls between the EPS and ROE goals shown above. The Compensation and Benefits Committee, in its sole discretion, will determine the payout percentage that is less than 50% based on an assessment of the performance achieved and other factors. For the TSR Adjustment Matrix, the percentage point adjustment will be interpolated for percentiles between the 25th and 75th percentile. Except as otherwise provided in the Plan, the LTIA Guide or the Supplement, this PCU Award is conditioned on your continuous employment with Ameriprise Financial through the date of payment.

All terms and provisions of the Plan, the LTIA Guide and the Supplement, as the same may be amended from time to time, are incorporated, made part of, and stated in this Certificate. If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern. If any provision hereof and of the LTIA Guide or the Supplement shall be in conflict, then the terms of this Certificate shall govern. All capitalized terms used in this Certificate and not defined herein shall have the meanings assigned to them in the Plan, the LTIA Guide or the Supplement.

PCU Awards may not be assigned, sold, pledged, hypothecated, transferred or otherwise disposed of in any manner other than as provided in the Plan, the LTIA Guide, the Supplement or this Certificate, subject to rules adopted by the Committee from time to time.

The granting of the PCU Award, or any prior or future PCU Award, is neither a contract, nor a guarantee, of continued employment or service; the continuation of your employment or service is and always will be at the discretion of Ameriprise Financial. The granting of the PCU Award is a one-time discretionary act, and it does not impose any obligation on Ameriprise Financial to offer future PCU Awards of any amount or nature. The continuation of the Plan and the grant of any future PCU Awards is a voluntary act completely within the discretion of Ameriprise Financial, and the Plan is subject to termination at any time. Ameriprise Financial has taken steps to ensure the accuracy of this Certificate; however, Ameriprise Financial reserves the right to issue corrected certificates in the event of a clerical or administrative error.